UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 21, 2005

California Coastal Communities, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-17189	02-0426634
(Commission File Number)	(I.R.S. Employer Identification No.)

6 Executive Circle, Suite 250, Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

(949) 250-7700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                              Other Events.

On January 21, 2005, the Company’s subsidiaries, Hearthside Homes, Inc. and Signal Landmark filed a new application with the California Coastal Commission for a Coastal Development Permit (“CDP”) for a proposed residential development, known as “Brightwater”, consisting of 347 homes (averaging approximately 2,740 square feet) to be built on 68 acres of the Company’s 208-acre Bolsa Chica mesa property.  This new application reflects elimination of development in environmentally sensitive habitat areas and increased buffers between the habitat areas and the proposed development. These modifications resulted in a nine-acre decrease in the proposed development area and a corresponding decrease of 32 homes in the plan.  The Company made these substantial changes to its proposed development plan in response to issues raised with respect to the prior CDP application at the Coastal Commission’s October 13, 2004 hearing. As previously reported, the State’s Wildlife Conservation Board has approved an agreement to purchase the Company’s 103-acre lower bench of the Bolsa Chica mesa for $65 million.  The sale transaction is subject to receipt of the CDP and shareholder approval.  In addition, upon issuance of grading permits the Company will offer to dedicate 50 acres of additional land on the Huntington Mesa to the County of Orange to complete the 105-acre Harriett M. Wieder Regional Park.

The Company currently expects that the Commission’s staff will release its recommendations on the CDP application in late-February or early March 2005, and that the Commission will hold a hearing on the plan in mid-March 2005, however, there can be no assurance that further delays will not be encountered. The Company does not believe that the Coastal Commission process will permanently prevent it from developing a planned community at Bolsa Chica; however, there can be no assurance in that regard, or as to when development could commence, or as to the number of acres or homes the Company will be permitted to develop, or that further litigation or administrative delay will not result. If the Commission approves the plan at the March hearing, the CDP could be issued by the end of 2005, subject to satisfying the Commission’s permit conditions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of such terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of litigation, regulatory approval processes or administrative proceedings (including, but not limited to ongoing administrative proceedings related to the Company’s principal asset, the Bolsa Chica Mesa), and other statements contained herein that are not historical facts.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements. The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Prohibition Against Becoming a 5% Stockholder and No Further Acquisitions by Current 5% or Greater Stockholders

Unless the Company has previously consented in writing (i) no stockholder holding less than 5% of the outstanding shares of Common Stock may acquire additional shares of Common Stock in an amount that would take such holder to 5% or more; and (ii) no current 5% or greater stockholder may acquire any additional shares. The foregoing prohibition is contained in the Company’s charter documents, in order to preserve the tax benefits of the Company’s $175 million of net operating loss carryovers (“NOLs”). All acquisitions of the Company’s Common Stock in violation of its charter prohibitions are null and void, and the Company is empowered to effectively rescind such acquisitions.  The Company will not entertain requests for permission to exceed the limitations on stock acquisitions in the foreseeable future, because the Company’s board of directors has determined that such acquisitions could jeopardize the Company’s ability to preserve and use its NOLs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

California Coastal Communities, Inc.
Date: January 24, 2005	By:	/s/ Sandra G. Sciutto
Sandra G. Sciutto
Chief Financial Officer